EXHIBIT 10.12
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of September 12, 2008 by and between American Claims Evaluation, Inc., a New York corporation (“Seller”), and Stephen D. Renz (“Buyer”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, Seller owns eight hundred forty-six (846) shares of common stock, par value $1.00 per share, of RPM Rehabilitation & Associates, Inc., a Washington corporation (the “Company”), which represents all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”); and
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding Company Shares on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
     Section 1. Definitions.
     “AAA” has the meaning set forth in Section 8(h)(ii).
     “Accounting Firm” means an independent accounting firm that is mutually agreed upon by the Parties; provided, however, that, in the event that the Parties are unable to agree upon such accounting firm, then each of Seller and Buyer shall designate a regionally recognized independent accounting firm and the two regionally recognized independent accounting firms shall agree upon and select a third nationally recognized accounting firm, which shall be the “Accounting Firm” for the purposes of this definition.
     “Additional Purchase Price” has the meaning set forth in Section 2(b).
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Business” means the provision of vocational rehabilitation and disability management services.
     “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
     “Buyer” has the meaning set forth in the first paragraph of this Agreement.
     “Calculation Period” has the meaning set forth in Section 2(b).
     “Cap” has the meaning set forth in Section 7(b)(ii).
     “Closing” has the meaning set forth in Section 2(c).
     “Closing Date” has the meaning set forth in Section 2(c).
     “Code” means the Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations thereunder.
     “Commitments” means all written and oral contracts, agreements, leases, arrangements, employee benefits plans and agreements with employees, understandings and commitments of any nature whatsoever, and including all amendments thereof and supplements thereto.

     “Company” has the meaning set forth in the first Whereas clause in the recitals to this Agreement.
     “Company Shares” has the meaning set forth in the first Whereas clause in the recitals to this Agreement.
     “Deductible” has the meaning set forth in Section 7(b)(ii).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Governmental Entity” means any foreign or domestic (federal, state or local) government, governmental instrumentality or governmental or other regulatory or administrative authority, agency or commission or court, having jurisdiction in the particular matter.
     “Income Tax” or “Income Taxes” means any Company federal, state, local or foreign Tax or Taxes (a) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (b) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in (a) above.
     “Indemnified Party” has the meaning set forth in Section 7(d)(i).
     “Indemnifying Party” has the meaning set forth in Section 7(d)(i).
     “IRS” means the Internal Revenue Service.
     “Knowledge” or “aware” means actual knowledge or awareness, without investigation.
     “Laws” means any federal, state, local or foreign law, constitution, treaty, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction or decree of any Governmental Entity.
     “Liability” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that Losses shall not include any indirect, special, consequential, diminution in value, incidental or punitive damages or losses of any kind, except to the extent paid by any Indemnified Party in a Third Party Claim.
     “Material Adverse Effect” means any effect or change that, individually or in the aggregate, would be or would reasonably be expected to be materially adverse to the business of the Company, taken as a whole, or to the ability of any Party to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline (whether or not material) in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, (v) changes in Laws or other binding directives issued by any Governmental Entity, or (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.
     “Material Commitments” has the meaning set forth in Section 3(k).
     “Net Earnings” has the meaning set forth in Section 2(b).
     “Order” means any writ, judgment, decree, settlement, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.
     “Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice.
     “Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.
     “Permit” means any license, permit, consent, registration, certificate, franchise, approval, Order or other authorization of any Governmental Entity.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or Governmental Entity (or any department, agency or political subdivision thereof).
     “Pre-Closing Tax Periods” means all taxable periods, or portions of periods, of the Company ending on or before the Closing Date.
     “Purchase Price” has the meaning set forth in Section 2(a).
     “Returns” means any report, return, statement, claim, estimate, declaration, notice, form or other information supplied or required to be supplied to a taxing authority in connection with Taxes.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning set forth in the first paragraph of this Agreement.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) a majority of the total voting power of the ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners, trustees thereof, or similar Persons is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) a majority of the ownership interests or economic interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (iii) such Person shall be or directly or indirectly control any director, manager, general partner or similar Person of such business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Indemnified Parties” has the meaning set forth in Section 6(d)(ii).
     “Third Party Claim” has the meaning set forth in Section 7(d)(i).

     Section 2. Purchase of Company Shares and Related Transactions.
     (a) Purchase. On and subject to the terms and conditions of this Agreement, Buyer agrees to, and does hereby, purchase from Seller, and Seller agrees to, and does hereby, sell to Buyer, all of its Company Shares. The purchase price for all of the Company Shares (the “Purchase Price”) shall be $150,000.00, payable by wire transfer of immediately available funds to a bank account designated in writing by Seller prior to the Closing. The Purchase Price is subject to adjustment in accordance with Section 2(b).
     (b) Adjustment to Purchase Price. In addition to the payment provided for in Section 2(a) above, Buyer shall pay Seller an additional purchase price of up to $150,000.00 in cash contingent upon the future net earnings of the Company (the “Additional Purchase Price”) calculated over a period of five years from and after the Closing (the “Calculation Period”) as follows: Beginning with the Closing Date and continuing until the completion of the Calculation Period, the Net Earnings before taxes and interest (“Net Earnings”) of the Company shall be determined by the Accounting Firm in accordance with generally accepted accounting principles prepared on an accrual basis. The calculation of the Additional Purchase Price shall be pro-rated for the initial period beginning with the Closing Date and ending on March 31, 2009, followed by calculations for the next four full years and concluding with a final pro-rated calculation for the period April 1, 2013 through September 11, 2013. If the Company’s fiscal year end is changed to a year ending other than its current year end of March 31st, each calculation during the Calculation Period shall be pro-rated for any period less than twelve (12) months and the subsequent calculations shall be adjusted accordingly for the remainder of the Calculation Period. For purposes hereof, Net Earnings shall mean the gross revenue of the Company for each fiscal year or portion thereof during the Calculation Period less all expenses and other proper charges (except taxes and interest). For purposes of the calculation of Net Earnings, Mr. Renz’s annual salary (consisting of wages and bonuses) shall be capped at $115,000 and shall be increased each year by a five (5%) percent cost of living adjustment. In addition, Mr. Renz shall be allowed to be reimbursed for expenses incurred on behalf of the Company and for reasonable employee benefits in keeping with his position in the Company. The Additional Purchase Price shall then be calculated at 10% of Net Earnings.
The calculation and yearly payment of the Additional Purchase Price shall be made on an annual basis until the earlier of (i) the payment of $150,000.00 of Additional Purchase Price to Seller or (ii) the expiration of the Calculation Period. Buyer shall make its payments to Seller by wire transfer of immediately available funds in an amount equal to the applicable Additional Purchase Price to a bank account designated in writing by Seller within thirty (30) days of the annual calculation.
Until the completion of the Calculation Period, Buyer shall provide Seller with copies of the quarterly financial statements of the Company within forty five (45) days of the end of each quarter. Under the terms and conditions of Section 6(c), Seller shall have the right to inspect the books and records of the Company to determine the accuracy of the calculation of the Additional Purchase Price.
     (c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller’s counsel, Siller Wilk LLP, at 675 Third Avenue, New York, New York 10017, commencing at 10:00 a.m. local time on the date hereof (the “Closing Date”). The Closing shall be effective as of 11:59 p.m. on the Closing Date.
     (d) Deliveries at Closing. At the Closing, (i) Seller shall deliver or cause to be delivered to Buyer (A) a stock certificate representing all of its Company Shares, endorsed in blank or accompanied by a duly executed stock power, (B) resignations of the Company’s directors and officers (other than Buyer) and (C) complete stock register, Articles of Incorporation and Bylaws, and amendments thereto, minute books, financial records and any other books and records of the Company not already in the possession of Buyer and (ii) Buyer shall deliver to Seller (A) the payment specified in Section 2(a) and (B) payment by wire transfer of immediately available funds of $4,871.49 representing the cost of computer equipment purchased by the Company on Buyer’s behalf.
     Section 3. Seller’s Representations and Warranties.
     Seller represents and warrants to Buyer as follows:
     (a) Authorization. Seller has the full and absolute legal right, capacity and power to (i) execute and deliver this Agreement and all other agreements contemplated hereby to which Seller is a party and (ii) to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of

Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity.
     (b) Non-Contravention Regarding the Seller. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Seller will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Material Commitment to which Seller is a party or by which it is bound or to which any of its assets is subject, (iii) result in the imposition or creation of a Lien upon or with respect to any Company Shares or (iv) result in the suspension, revocation, impairment, withdrawal, forfeiture (for dormancy or otherwise) or non-renewal of any material Permit. Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or other third party in order to consummate the transactions contemplated by this Agreement.
     (c) Capitalization. The entire authorized capital stock of the Company consists of fifty thousand (50,000) Company Shares, of which eight hundred forty-six (846) Company Shares are issued and outstanding. All of the issued and outstanding Company Shares are held of record by the Seller as set forth in the first Whereas clause in the recitals to this Agreement. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, deferred compensation or similar rights with respect to the Company.
     (d) Company Shares. Seller holds of record and owns beneficially the number of Company Shares set forth in the first Whereas clause in the recitals to this Agreement, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other Commitment (other than this Agreement) that could require it to sell, transfer or otherwise dispose of any capital stock of the Company. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.
     (e) Organization, Qualification and Corporate Power of the Company. The Company is a corporation validly existing and in good standing under the laws of the State of Washington. The Company does not have, and has never had, any Subsidiaries. The Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has true and correct copies of its Articles of Incorporation and Bylaws, including all amendments thereto, and true copies of the minutes of all shareholder’s and directors’ meetings, and have provided the same to Buyer.
     (f) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
     (g) Brokers’ Fees. Neither Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     (h) Non-Contravention Regarding the Company. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, material Permit or other restriction of any Governmental Entity to which the Company is subject or any provision of the charter or bylaws of the Company, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, filing, approval or consent under any Commitment to which the Company is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of any Lien upon any of its assets, except (x) for such notices, filings, approvals or consents which are given, made or obtained prior to the Closing or (y) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, make a filing or obtain an approval or consent, or Lien would not have a Material Adverse Effect, or (iv) result in the suspension, revocation, impairment, withdrawal, forfeiture (for dormancy or otherwise) or non-renewal of any material Permit. The Company need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or other third party in order to consummate the transactions contemplated by this Agreement.
     (i) Title to Tangible Assets. The Company has good title to, or a valid leasehold interest in, the material tangible assets used regularly in the conduct of its business.
     (j) Real Property.
          (i) The Company owns no real property.
          (ii) The Company leases real property at 1010 N. Normandie, Spokane, WA 99201 under a lease which expires on July 31, 2013. .
     (k) Material Commitments. Seller has provided Buyer with a correct and complete copy of all of the material Commitments to which (i) the Company is a party and/or (ii) the Seller or any of their respective Affiliates is a party in connection with the Business of the Company, or, in either case, by or to which the Company or its assets may be bound or subject (“Material Commitments”). Each Material Commitment is (and immediately after the Closing will be) in full force and effect and valid, binding and enforceable in accordance with its terms against the Company, the Seller or any other parties thereto, (ii) neither the Company nor Seller nor, to the Knowledge of Seller, any other party thereto, is in material default under any Material Commitment (beyond any applicable notice and cure period), and (iii) to the Knowledge of Seller, no condition exists which, with the passage of time or the giving of notice, or both, will become a material default under any Material Commitment.
     (l) Litigation. (i) To the Knowledge of Seller, there is no investigation by any Governmental Entity against the Company or its business or assets, (ii) there is no audit or proceeding by any Governmental Entity or any action, suit, proceeding or claim (including any employee-related claims (other than routine claims for benefits)) pending or, to the Knowledge of Seller, threatened within the last six months against the Company or its business or assets and (iii) there are no existing orders, writs, injunctions or decrees of any court or other Governmental Entity against the Company or its business or assets.
     (m) Taxes.
          (i) The Company has (a) timely filed in accordance with all applicable Laws (taking into account valid extensions) all Returns required to be filed by it, (b) paid all Taxes shown to have become due pursuant to such Returns, and (c) paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are or may become otherwise due or payable. All Returns filed by the Company with respect to Taxes were true and complete in all material respects as of the date on which they were filed or as subsequently amended as of the date of amendment. Prior to the date hereof, the Company has provided to Buyer copies of all revenue agent’s reports and other written assertions of deficiencies or other Liabilities for Taxes of the Company with respect to past periods. All amounts required to be collected or withheld by the Company with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted. There are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return that relates to the Company which remain in effect. There are no Tax rulings, requests for rulings, closing agreements or similar agreements relating to the Company. There are no pending examinations of the Company’s Tax Returns and there have been no such examinations. The Company is not a party to, nor is it bound by, any Tax allocation or Tax sharing agreement or arrangement and has no current contractual or legal obligation (actual or potential) to indemnify any other Person with respect to Taxes (including as a result of being part of the same consolidated, combined or affiliated group). No taxing authority in a jurisdiction where the Company or any shareholder of the Company does not file Returns has made a claim, assertion or threat that the Company is or may be subject to taxation by such jurisdiction. The Company has filed income, excise, sales and use Tax Returns only with the IRS and the State of Washington.
     (n) Absence of Undisclosed Liabilities. To the Knowledge of Seller, the Company is not subject to any Liabilities other than (i) Liabilities reflected, reserved against or otherwise disclosed in its financial statements as of March 31, 2008 and (ii) Liabilities arising since March 31, 2008 in the ordinary course of business consistent (in amount and kind) with past practice except, with respect to clauses (i) and (ii), as would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not have any outstanding accrued dividends.
     (o) Insurance. The Company has not received either a written notice or, to the Knowledge of Seller, oral notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of any current insurance policy, and, to the Knowledge of Seller, no basis exists for early termination thereof on the part of the insurer.
     (p) Compliance with Laws; Permits.
     (i) To the Knowledge of Seller, (A) the Company currently has all Permits which are required for the operation of the Business as currently conducted, (B) such Permits are in full force and effect, and (C) the Company has made all appropriate filings for issuance or renewal of such Permits, except where the failure to have any such Permit would not have a Material Adverse Effect. To the Knowledge of Seller, the Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Permit, and no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in suspension, revocation, impairment, withdrawal, forfeiture (for dormancy or otherwise) or non-renewal of any such Permit, except where such default, violation, suspension, revocation, impairment, withdrawal, forfeiture (for dormancy or otherwise) or non-renewal would not have a Material Adverse Effect.
     (ii) To the Knowledge of Seller, the Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws. To the Knowledge of Seller, there are no outstanding Orders issued by, and the Company has not received written notice alleging any defaults under or violations of, Law from any Governmental Entity.
     (iii) To the Knowledge of Seller, no action, suit, consent order, proceeding (including, without limitation, any proposed certificate action, warning notice, letter of correction, administrative action, enforcement action, emergency action, order of compliance, proposed cease and desist order, proposed order of denial, requests for re-examination, and/or notice of proposed civil penalty) or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Seller, threatened within the last six months against the Company.
     (q) Operation of Business. Since April 1, 2008, the Company has conducted the Business in the Ordinary Course of Business in all material respects, including, without limitation, with regard to (i) the collection of the Company’s accounts receivable, and (ii) the payment of the Company’s accounts payable.
     (r) Outstanding Indebtedness. Immediately prior to the Closing, the Company has no indebtedness for borrowed money.
     (s) Seller’s Claims. Seller has no claims against either Buyer or the Company, and neither Buyer nor the Company are obligated in any way or for any amounts, except for claims or obligations which may arise under this Agreement. Seller hereby releases any and all claims which it may have against Buyer and/or the Company through the Closing Date, except for claims arising under this Agreement, or claims for which Seller may be entitled to indemnification in accordance with the provisions of the Company’s Articles of Incorporation or Bylaws.
     (t) Disclosure. To the Knowledge of Seller, nothing in this Agreement contains any untrue statement of any material fact or omits to state any material fact required to be stated herein, or necessary in order to make the statements contained herein not misleading. To the Knowledge of Seller, there is no fact which could have a Material Adverse Affect on Buyer or the Company, or which in the future may (so far as Seller can now reasonably foresee) have a Material Adverse Affect on Buyer or the Company or any of its assets, which fact has not been disclosed in writing to Buyer prior to the date hereof or set forth herein.

     Section 4. Disclaimer of Other Representations and Warranties by Seller.
     Except as expressly set forth in Section 3 and except in the case of intentional fraud, Seller make no representation or warranty, express or implied, at law or in equity, with respect to Seller, the Company, or any of their respective assets, Liabilities, operations, rights and obligations, financial conditions or prospects, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in Section 3 and except in the case of intentional fraud, Seller make no representations or warranties, and, insofar as the Company’s tangible assets, Buyer is effectively acquiring the Company with its assets on an “as is, where is” basis. Buyer further acknowledges that he has had an opportunity to complete a due diligence review of the Company and has made his own evaluation and reached his own conclusions regarding the results of that review without relying on any statements made by Seller other than as set forth in Section 3 and except in the case of intentional fraud by Seller.
     Section 5. Buyer’s Representations and Warranties.
     Buyer represents and warrants to Seller as follows:
     (a) Authorization. Buyer has full power and authority to execute and deliver this Agreement and each of the other agreements contemplated hereby to which he is a party and to perform his obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity.
     (b) Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Buyer will (i) violate any Laws to which Buyer is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Commitment to which Buyer is a party or by which he is bound or to which any of his assets is subject. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or other third party in order to consummate the transactions contemplated by this Agreement.
     (c) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     (d) Investment. Buyer is purchasing the Company Shares for his own account for investment only and not with a view towards the sale or distribution thereof. Buyer is an “accredited investor” as that term is defined in Rule 501 under the Securities Act.
     Section 6. Certain Covenants.
     (a) Further Actions. If at any time after the Closing any further action not provided for herein is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7).
     (b) Seller as Additional Insured. Until the expiration of five (5) years after the Closing, the Company shall cause Seller to be named as additional insured on the Company’s (and any successors) liability insurance policies to the extent that the Company (or any successors) can do so without the payment of any additional costs or fees to the Company (or any successors); provided that if there are any additional costs or fees, the Company (or its successor, as applicable) shall so notify Seller, and if Seller pays such costs or fees to the Company, or directly to the appropriate insurers, the Company shall cause Seller to be so named as additional insured.
     (c) Access to Records. Until the expiration of five (5) years after the Closing Date, Buyer and the Company shall upon reasonable request from Seller (a) make available and permit Seller and its representatives and agents to inspect and copy books and records which relate to the Company; provided, however, that (i) all such inspection, copying and assistance shall be at the Company’s place of business at reasonable times and after reasonable notice, (ii) all such inspection, copying and assistance shall be at the sole cost and expense of Seller, and (iii) Seller shall treat all such records and information as confidential and not disclose such records or information to any other person or entity except (A) to Seller’s lawyers, accountants and other advisors, representatives, and agents, (B) as required by applicable Law or legal process, or (C) in connection with Seller’s Tax Returns, or any claims, actions or proceedings in which Seller may be or become involved. Subject to Section 6(d)(v), Buyer shall cause the Company to preserve such books and records for at least four (4) years after the Closing Date. Subject to Section 6(d)(v), until the expiration of four (4) years after the Closing Date, Buyer shall ensure that the Company does not, and the Company agrees that it will not, dispose of such books and records unless Buyer or the Company shall have notified Seller at least sixty (60) days before such disposition and given Seller the opportunity (at Seller’s expense) to remove and retain the books and records.
     (d) Tax Provisions.
     (i) Seller shall be responsible for the preparation of the Company’s federal and state Income Tax Returns for the taxable years which end on or prior to the Closing Date and such Income Tax Returns shall be prepared in a manner consistent with the prior practice of the Company. Seller shall provide Buyer with an opportunity to review and comment on such Income Tax Returns at least ten (10) Business Days prior to the date that such Returns are due to be filed (taking into account extensions of the due date thereof). Any Company Tax due with respect to such Income Tax Returns or, in the case of any Income Tax Returns for taxable years which include the Closing Date, the portions of such Tax relating to Pre-Closing Tax Periods (including in each case payments of estimated Tax) shall be paid by Seller to the Company on the later of two (2) days before the first date on which such Tax becomes due and payable without interest or penalties or two (2) days after Buyer’s request for such payment, and upon receipt by the Company shall be promptly paid over by the Company to the relevant taxing authority. If the amount due pursuant to the immediately preceding sentence is not paid by Seller by the due date specified therein, the same shall carry interest, without duplication of interest included in the definition of Taxes, from (and including) such due date to (but not including) the date of payment at an annual rate of interest equal to the reference or “prime” rate from time to time of the JPMorgan Chase Bank.
     (ii) Seller shall indemnify and hold harmless, without duplication, Buyer and the Company (collectively, the “Tax Indemnified Parties”) from and against any and all Liabilities and Losses of the Company or Buyer based upon, resulting from or arising out of (A) Company Taxes arising (or deemed to arise) with respect to Pre-Closing Tax Periods. In the case of any Tax relating to a taxable period of the Company that includes but does not end on the Closing Date, the portion of such Tax relating to the portion of such taxable period which ends on the Closing Date shall be computed for purposes of clause (ii) of this Section 6(d) in a manner which is consistent with the same computation undertaken for purposes of the preparation of Seller’s financial statements.
     (iii) After the Closing Date, Seller shall make reasonably available to Buyer, and Buyer shall make reasonably available to Seller, all information, records or documents within their possession or control relating to Tax Liabilities or potential Tax Liabilities of the Company with respect to Pre-Closing Tax Periods, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Seller shall afford Buyer, and Buyer shall afford Seller, the right to take extracts therefrom and to make copies thereof to the extent reasonably necessary to permit Buyer or Seller to prepare Returns, to conduct negotiations with tax authorities, and to implement the provisions of, and to investigate any claims between the Parties arising under this Agreement. Seller and Buyer shall also cooperate, in all other respects, with each other as is reasonably necessary for Buyer or Seller to prepare such Returns, conduct any such negotiations, and investigate any such claims referred to herein.
     (iv) As between Buyer and Seller, Buyer shall to the maximum extent possible pay, and file all necessary Returns and other documentation with respect to, all transfer (excluding transfer gains), documentary, sales, use, stamp, registration and other such Taxes (including any penalties, interest, additions to tax, and costs and expenses relating to such Taxes) incurred in connection with the consummation of the transactions contemplated by this Agreement. If Seller is required by applicable Law to pay such Taxes and/or file such Returns, Buyer shall prepare such Returns and/or pay Seller at Closing or promptly thereafter any amounts Seller is obligated to pay (as applicable). Seller shall cooperate with Buyer in the preparation of all such Returns.
     (v)
     A. Subject to the provisions of this subsection (d)(v) of this Section 6, Seller shall have the right, at its own expense, to control, manage and be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes of the Company for any Tax period ending on or before the Closing Date and shall have the right to settle or contest in its discretion any such audit, contest, claim, proceeding or inquiry; provided, however, that (i) Seller shall not have the right to control, settle or contest any such proceeding unless it first acknowledges in writing its obligation to fully indemnify the Tax Indemnified Parties for the Taxes payable by the Company at issue in the proceeding; (ii) no settlement or disposition of any such proceeding shall be made without Buyer’s prior written consent, which shall not be unreasonably withheld, if such settlement or disposition reasonably could be expected to affect the Company’s liability for Tax in any taxable period or portion of a taxable period ending after the Closing Date and (iii) Buyer shall have the right to attend and participate in, at his own expense, any such proceeding controlled by Seller pursuant to this Section 6(d)(v) only if such proceedings reasonably could be expected to affect the Company’s liability for Taxes (it being understood that Buyer shall not unreasonably withhold his consent if Seller requests that certain limited meetings with agents of a taxing authority be held without Buyer’s representative in attendance, provided that Buyer is kept fully informed with respect to any such meeting).
     B. The Company shall, at its own expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any taxable period ending after the Closing Date (including a taxable period that straddles the Closing Date), and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other Party.
     (vi) The Company shall promptly pay over to Seller any refunds of Income Tax actually received in cash with respect to Pre-Closing Tax Periods, net of any Income Tax imposed on the Company as the result of the receipt of such refunds.
     (vii) Notwithstanding anything that may be to the contrary in this Agreement, Buyer shall not have the right to receive or obtain any information relating to the Taxes of Seller, other than information relating solely to the Company.
     (e) Acquisition or Sale of the Company. If there is “an acquisition or sale of the Company” to or by “a third party” during the Calculation Period, Buyer shall pay Seller to cause to be paid to Seller twenty percent (20%) of the remaining unpaid Additional Purchase Price as a condition to the closing of such “acquisition or sale of the Company.” Upon payment of this amount to Seller, neither Buyer nor the Company shall have any further obligation to Seller for payment of the Additional Purchase Price. For purposes hereof, “an acquisition or sale of the Company” to or by “a third party” shall mean the occurrence of any transaction or series of transactions during the Calculation Period which result in (i) greater than fifty percent (50%) of the then outstanding Company Shares (for cash, property including, without limitation, stock in any corporation or other third party legal entity, indebtedness or any combination thereof) have been redeemed by the Company or purchased by a third party not previously affiliated with the Company, or exchanged for shares in any other corporation or other third party legal entity not previously affiliated with the Company, or any combination of such redemption, purchase or exchange, (ii) greater than fifty percent (50%) in book value of the Company’s gross assets are acquired by a third party not previously affiliated with the Company (for cash, property including, without limitation, stock in any corporation whether or not unaffiliated with the Company, indebtedness of any person or any combination thereof), or (iii) the Company is merged or consolidated with another private or public corporation or other third party legal entity and the former holders of Company Shares own less than twenty-five percent (25%) of the voting power of the acquiring, resulting or surviving corporation or other third party legal entity. For the purposes hereof, a director of officer of the Company shall be considered “affiliated with the Company.”

     (f) Covenant Not to Compete. For a period of five (5) years following the Closing, Seller agrees that neither it, nor any of its shareholders, directors, or officers, will, without the advance written consent of Buyer, directly or indirectly, whether or not for compensation: (1) engage in any business or activity similar to the Business of the Company, whether alone, or as a partner, officer, director, employee, consultant or holder of any beneficial interest in any such business or activity or in any person or entity engaged in such business or activity in the geographic area consisting of the States of Washington, Oregon or Idaho, (2) divert or attempt to divert from the Company any business of any kind in which the Company is engaged on the Closing Date, or (3) induce or attempt to induce any person who is an employee of the Company on the date hereof to leave the employ of the Company. The Parties agree that any violation of this Section 6(f) will cause the Buyer and the Company to suffer irreparable harm. As such, in the event of the violation of this Section 6(f), the Buyer and the Company shall be entitled, in addition to all legal remedies, to equitable relief, including temporary restraining orders, preliminary injunctions, and permanent injunctions. The Parties agree that the time and territorial restrictions of this Section 6(f) are reasonable. Should any court of competent jurisdiction determine that either the time period or the territorial scope of this Section 6(f) are unreasonably lengthy or broad, the other provisions shall stand, and the offending provisions shall be revised to provide for the longest period of time and greatest territorial scope permissible by law.
     Section 7. Remedies for Breaches of this Agreement.
     (a) Survival. The representations and warranties of the Parties contained in Section 3(a) through Section 3(n), Section 3(p) through Section 3(t) and Section 5 shall survive the Closing (unless, as to any particular representation or warranty, the damaged Party knew of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect after the Closing, with the period of such survival to be subject to any applicable statutes of limitations. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing until the satisfaction or performance thereof. The representation and warranty contained in Section 3(o) shall not survive the Closing hereunder.
     (b) Indemnification Provisions for Buyer’s Benefit.
     (i) Subject to the limitations set forth in this Section 7, in the event Seller breaches any of its covenants or agreements contained in this Agreement, or any of its representations and warranties in Section 3, and provided that Buyer makes a written claim for indemnification against Seller within the survival period (if there is an applicable survival period pursuant to Section 7(a)), and that Buyer did not have actual knowledge of the breach prior to the Closing, then Seller shall indemnify Buyer from and against any Losses Buyer shall suffer through and after the date of the claim for indemnification caused proximately by Seller’s breach.
     (ii) Seller’s indemnification obligations under this Section 7 shall be subject to the following limitations: (A) Seller shall not be required to indemnify Buyer for Losses under Section 7(b)(i) until the aggregate amount of all such Losses exceeds $25,000 (the “Deductible”), in which event Seller shall be responsible only for Losses in excess of the Deductible, (B) the aggregate amount of Losses for which Seller shall be required to indemnify Buyer from time to time pursuant to Section 7(b)(i) shall not exceed $100,000 (the “Cap”); provided, that notwithstanding the foregoing, indemnification for breaches of the (x) representations and warranties contained in Sections 3(a), (c) and (d), the last sentence of Section 3(e), and Section 3(m) and (y) covenants and agreements of the Seller contained in this Agreement shall not be subject to the Deductible or the Cap, and (C) amounts indemnified under Section 6(d) shall not also be indemnified under this Section 7, and the limitations under this Section 7 shall not apply to indemnification under Section 6(d).
     (c) Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of his covenants or agreements contained in this Agreement or any of his representations and warranties in Section 5, and provided, that Seller makes a written claim for indemnification against Buyer or the Company within the survival period, and that Seller did not have actual knowledge of the breach prior to the Closing, then Buyer and the Company shall jointly and severally indemnify Seller from and against any Losses suffered caused proximately by Buyer’s or the Company’s breach.
     (d) Matters Involving Third Parties.
     (i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party

(the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing (and shall include a copy of the notification from the third party), provided that the failure to promptly deliver such notification shall relieve the Indemnifying Party of his or its indemnification obligations hereunder only to the extent that the indemnifying party is materially prejudiced thereby.
     (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
     (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner he or it may reasonably deem appropriate.
     (iv) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).
     (e) Determination of Losses. All indemnification payments under this Section 7 and Section 6(d) shall be paid by the Indemnifying Party net of any insurance benefits (net of premiums, fees or other costs of such insurance coverage) paid to or recovered by the Indemnified Party pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract. All indemnification payments under this Agreement shall be treated by the Parties as adjustments to the Purchase Price.
     (f) Exclusive Remedy. The Parties acknowledge and agree that, except with respect to Section 6(d) and Section 6(f), the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy of the Parties with respect to this Agreement (including any breach or alleged breach hereof) and the transactions contemplated by this Agreement, except in the case of intentional fraud. In no event may any Party seek indemnification hereunder for damages or losses which are excluded from the definition of “Losses” in Section 1.
     Section 8. Miscellaneous.
     (a) Press Releases and Public Announcements. After the Closing, if any of the Parties wishes to issue a press release announcing the Closing, the Parties agree to jointly issue a press release, agreed to in advance by the Parties. Buyer acknowledges and agrees that Seller may need to publicly disclose the existence of this Agreement pursuant to its obligations as a public company under the Exchange Act.
     (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors, heirs, personal representatives and permitted assigns, and is not for the benefit of any third party.
     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes and merges into itself any and all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, including, without limitation, the Letter of Intent between Seller and Buyer dated May 19, 2008.
     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, personal representatives and permitted assigns. Neither Party may assign its rights hereunder without the prior written consent of the other Party.

     (e) Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by means of facsimile or electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning, interpretation or construction of this Agreement.
     (g) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) five (5) Business Days after being mailed to the recipient by express, certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Seller:
American Claims Evaluation, Inc.
One Jericho Plaza
Jericho, NY 11753
Fax: 516-938-0405
Attn: Gary Gelman
with a copy to:
Siller Wilk LLP
675 Third Avenue
New York, NY 10017
Fax: (212) 752-6380
Attn: Joel I. Frank, Esq.
If to Buyer or (after the Closing) the Company:
RPM Rehabilitation & Associates, Inc.
1010 N. Normandie, Suite 302
Spokane, WA 99201
Fax: (509)536-7713
Attn: Stephen D. Renz
with a copy to:
Douglas, Eden, Phillips, DeRuyter & Stanyer, P.S.
422 W. Riverside Avenue, Suite 909
Spokane, WA 99223
Fax: (509) 455-5348
Attn: Brent T. Stanyer, Esq.
Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     (h) Governing Law; Arbitration.
     (i) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     (ii) Any dispute or controversy arising under or in connection with this Agreement and the transactions contemplated thereby shall be resolved by confidential binding arbitration which shall be conducted before a panel of three (3) arbitrators in New York, New York, or at such other location as the parties involved may mutually agree upon, in accordance with the Rules of the American Arbitration Association (“AAA”) then in effect. Unless the parties involved agree otherwise, the panel of arbitrators will be selected by the AAA. The panel of arbitrators shall not have the authority to add to, detract from or modify any provision of this Agreement nor to award punitive damages to any injured party. A decision by a majority of the panel of arbitrators shall be final and binding and judgment may be entered on the award of the arbitrators by any court of competent jurisdiction. All fees and expenses of the arbitration proceeding, including the fees and expenses of the AAA and the panel of arbitrators, and the reasonable legal fees and expenses of the prevailing party, shall be borne by, and be the responsibility of, the non-prevailing party.
     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     (k) Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expense.
     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The use herein of the masculine, feminine or neuter forms also shall denote the other forms, as in each case the context may require. Definitions shall apply equally to both the singular and plural forms of the terms defined. The use of the “$” symbol herein means United States Dollars. References herein to any notice received by the Company shall be deemed to mean only notices of which Seller has Knowledge.
* * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SELLER:

AMERICAN CLAIMS EVALUATION, INC.

By:	/s/ Gary Gelman
Name:	Gary Gelman
Title:	Chairman, President and Chief Executive Officer

BUYER:

/s/ Stephen D. Renz

Stephen D. Renz
THE PROVISIONS OF SECTIONS 6 AND 7(c)
ARE HEREBY AGREED TO:
RPM REHABILITATION & ASSOCIATES, INC.

By:	/s/ Stephen D. Renz
Name:	Stephen D. Renz
Title:	President

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